Exhibit 99.1

CytomX Announces First Quarter 2017 Financial Results

SOUTH SAN FRANCISCO, Calif., May 5, 2017 (GLOBE NEWSWIRE) -- CytomX Therapeutics, Inc. (Nasdaq:CTMX), a biopharmaceutical company developing investigational Probody™ therapeutics for the treatment of cancer, today reported first quarter 2017 financial results.

As of March 31, 2017, CytomX had cash, cash equivalents and short-term investments of $162.5 million. After the quarter, CytomX will receive $200 million from Bristol-Myers Squibb as part of the previously announced worldwide collaboration extension. This payment will be reflected in the second quarter financial results based on the transaction close date of April 24, 2017, under the Hart-Scott-Rodino Antitrust Improvements Act.  Based upon its current operating plan, the Company expects its existing capital resources will be sufficient to fund operations at least through 2019.

“The first quarter was highly productive for CytomX as we continued to rapidly progress our diverse pipeline of potentially transformative Probody therapeutics. During the quarter, we treated the first patients in the PROCLAIM-CX-072 clinical trial, filed the Investigational New Drug (IND) application for CX-2009 and moved CX-2029 into IND-enabling studies,” said Sean McCarthy, D.Phil., president and chief executive officer of CytomX Therapeutics. “We also entered into a major expansion of our foundational strategic alliance with Bristol-Myers Squibb, that emphasizes their belief in the power of the Probody platform and that will strengthen our balance sheet.”

Business Highlights and Recent Developments

PROCLAIM-CX-072 (PD-L1 Probody) Program

•	Enrollment in the initial monotherapy dose-escalation arm is progressing on plan in the PROCLAIM clinical study of CX-072, a PD-L1-targeting Probody therapeutic for the treatment of cancer patients.
•	The CX-072 combination arms with Yervoy® (ipilimumab) and Zelboraf® (vemurafenib) are expected to open in the second half of 2017.

PROCLAIM-CX-2009 (CD166 Probody Drug Conjugate) Program

•	In April, CytomX filed the IND for CX-2009, a first-in-class Probody drug conjugate targeting the highly expressed tumor antigen, CD166.
•	Phase 1/2 trial initiation is expected mid-year in multiple CD166-positive tumor types.

Partnerships

•	Expanded the 2014 worldwide collaboration with Bristol-Myers Squibb (BMS) to include up to six additional oncology targets and two non-oncology targets using CytomX’s proprietary Probody platform.
o	CytomX will receive a $200 million upfront payment and additional research funding, milestones and royalties.
o	The expansion takes total milestones under the alliance to more than $5 billion and represents one of the largest platform deals in recent years.
o	BMS has initiated IND-enabling studies for a CTLA-4-directed Probody therapeutic discovered within the collaboration. Clinical initiation is anticipated by early 2018.
•	CX-2029, a CD-71-directed Probody therapeutic in co-development with AbbVie, has progressed into IND-enabling studies with an IND filing anticipated in 2018.

First Quarter Financial Results

Cash, cash equivalents and investments totaled $162.5 million as of March 31, 2017, compared to $181.9 million as of December 31, 2016.

Revenue was $11.7 million for the three months ended March 31, 2017, compared to $2.2 million for the three months ended March 31, 2016. The increase was primarily attributable to $6.5 million in recognized revenue triggered by the Company’s delivery of a development and commercialization license to ImmunoGen in connection with its collaboration with ImmunoGen, which was entered in January 2014, an increase of $1.6 million in recognized revenue related to BMS’s third and fourth target selections under the collaboration, and an increase of $1.4 million in recognized revenue related to upfront payment received from AbbVie pursuant to a collaboration entered in April 2016.

Research and development expenses were $14.6 million for the three months ended March 31, 2017, compared to $13.4 million for the three months ended March 31, 2016. The increase was primarily attributable to $1.9 million to advance the Company’s CX-072 and CX-2009 into Phase 1/2 clinical development, an increase of $1.0 million in personnel-related expenses due to an increase in headcount, an increase of $1.0 million in facilities-related expenses relating to the Company’s relocation to a larger facility in October 2016, and an increase of $0.6 million in costs related to acquisitions made with respect to the Company’s patent portfolio. Expenses were partly offset by a decrease of $2.7 million in manufacturing costs for the Company’s CX-072 and CX-2009 programs, a decrease of $0.3 million in royalty payments due to BMS’s third target selection in January 2016, and a decrease of $0.3 million in professional and outside services.

General and administrative expenses were $5.7 million for the three months ended March 31, 2017, compared to $5.0 million for the three months ended March 31, 2016. The increase was attributable to $0.4 million in personnel-related expenses due to an increase in headcount and an increase of $0.3 million in non-cash stock based compensation due to increase in headcount.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody technology platform. The Company uses its platform to create proprietary cancer immunotherapies against clinically-validated targets, such as PD-L1, and develop first-in-class cancer therapeutics against difficult-to-drug targets, such as CD166. Probody therapeutics are designed to take advantage of unique conditions in the tumor microenvironment to enhance the tumor-targeting features of an antibody and reduce drug activity in healthy tissues. The Company’s lead program, CX-072, a wholly-owned PD-L1-targeting Probody therapeutic, is being evaluated in a Phase 1/2 study. CX-072 is part of PROCLAIM (Probody Clinical Assessment In Man), an international umbrella clinical trial program that provides clinical trial sites with access to the Company’s novel therapies under one central protocol. The trial initiation for CX-2009, a first-in-class Probody drug conjugate targeting the highly expressed tumor antigen, CD166, is expected mid-2017. In addition to its proprietary programs, CytomX is collaborating with strategic partners, including AbbVie, Bristol-Myers Squibb Company, Pfizer Inc., MD Anderson Cancer Center and ImmunoGen, Inc. For more information, visit www.cytomx.com or follow us on Twitter.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential efficacy of CytomX’s product candidates, the Company’s ability to develop and advance product candidates into and successfully complete clinical trials, including the Company’s Phase 1/2 clinical trial of CX-072 and the timing of any future clinical trials. One of our product candidates under our Probody platform is in the initial stages of clinical development and our other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties. Projected net cash utilization and capital resources are subject to substantial risk of variance based on a wide variety of factors that can be difficult to predict.  Applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2017. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Media Contact:

Canale Communications

Ian Stone

ian@canalecomm.com

619-849-5388

Investor Contact:

Trout Group

Pete Rahmer

prahmer@troutgroup.com

646-378-2973

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016

Revenues	$11,176	$1,783
Revenues from related parties	477	440
Total revenues	11,653	2,223
Operating expenses:
Research and development	14,576	13,365
General and administrative	5,691	5,040
Total operating expenses	20,267	18,405
Loss from operations	(8,614)	(16,182)
Interest income	442	490
Interest expense	(206)	(353)
Other income (expense), net	120	19
Loss before benefit from (provision for) income taxes	(8,258)	(16,026)
Benefit from (provision for) income taxes	1	(3)
Net loss	$(8,257)	$(16,029)
Net loss per share, basic and diluted	$(0.23)	$(0.44)
Shares used to compute net loss per share, basic and diluted	36,538,869	36,063,425

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	March 31,	December 31,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$85,662	$104,645
Short-term investments	76,861	77,293
Accounts receivable	213	2,159
Related party accounts receivable	55	154
Prepaid expenses and other current assets	4,118	3,896
Total current assets	166,909	188,147
Property and equipment, net	4,604	4,392
Intangible assets	1,750	1,750
Goodwill	949	949
Restricted cash	917	917
Other assets	2,753	2,973
Total assets	$177,882	$199,128
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,700	$6,596
Accrued liabilities	6,336	8,824
Deferred revenues, current portion	27,090	20,347
Total current liabilities	37,126	35,767
Deferred revenue, net of current portion	65,477	83,803
Deferred tax liability	514	513
Other long-term liabilities	978	566
Total liabilities	104,095	120,649
Stockholders' equity:
Preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at March 31, 2017 and December 31, 2016.	—	—
Common stock, $0.00001 par value; 75,000,000 shares authorized; 36,718,940 and 36,490,169 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	1	1
Additional paid-in capital	258,509	254,871
Accumulated other comprehensive loss	(100)	(27)
Accumulated deficit	(184,623)	(176,366)
Total stockholders' equity	73,787	78,479
Total liabilities and stockholders' equity	$177,882	$199,128